EXHIBIT 16.1

April 10, 2007

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, N.E.

Washington, DC 20549-7561

Dear Sir or Madam:

We have read “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure” contained in Masimo Corporation’s Form S-1 filing to be filed on or about April 13, 2007 and agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers LLP